Exhibit 99.1

Align Technology Announces First Quarter 2021 Results

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES RECORD FIRST QUARTER 2021 FINANCIAL RESULTS

•	Q1 total revenues up 7.2% sequentially and 62.4% year-over-year to a record $894.8 million
•	Q1 diluted net income per share of $2.51; Q1 non-GAAP diluted net income per share of $2.49
•	Q1 operating income up 222.4% year-over-year to $225.4 million and operating margin of 25.2%
•	Q1 Clear Aligner revenues up 7.5% sequentially and 56.4% year-over-year to a record $753.3 million
•	Q1 Clear Aligner volume up 4.9% sequentially and 65.8% year-over-year to 595.8 thousand cases
•	Q1 Clear Aligner volume for teenage patients was 165.3 thousand cases, up 58.9% year-over-year
•	Q1 Imaging Systems and CAD/CAM Services revenues were up 5.8% sequentially and 104.0% year-over-year to a record $141.5 million
•	Cash and cash equivalents was $1.1 billion as of Q1’21 compared to $960.8 million as of Q4’20

TEMPE, Ariz., April 28, 2021 -- Align Technology, Inc. (Nasdaq: ALGN) today reported financial results for the first quarter of fiscal 2021 ("Q1'21"). Q1'21 total revenues were $894.8 million, up 62.4% year-over-year. Q1'21 Clear Aligner revenues were $753.3 million, up 56.4% year-over-year and Q1'21 Imaging Systems and CAD/CAM Services revenues were $141.5 million, up 104.0% year-over-year. Q1'21 Clear Aligner volume was 595.8 thousand cases, up 65.8% year-over-year. For the Americas and International regions, Q1'21 Clear Aligner volume was up 53.8% and up 83.2% year-over-year, respectively. Q1'21 Clear Aligner volume for teenage patients was 165.3 thousand cases, up 58.9% year-over-year. Q1'21 operating income of $225.4 million was up 222.4% year-over-year, resulting in an operating margin of 25.2%. Q1'21 GAAP net income was $200.4 million, or $2.51 per diluted share. On a non-GAAP basis, Q1'21 net income was $198.4 million, or $2.49 per diluted share.

Commenting on Align's Q1'21 results, Align Technology President and CEO Joe Hogan said, “I’m pleased to report another strong quarter with record revenues and volumes reflecting strong growth for both Invisalign Clear Aligners and iTero Systems and Services across products and customer channels worldwide. Q1 sequential Invisalign Clear Aligner growth was driven by strength in both adult and teen market segments, across products and customer channels especially in North America and the EMEA region, led by UKI, Germany and France. The year is off to a great start – and Q1 reflects increasing momentum from continued investments in our strategic initiatives. During the quarter we reached a significant milestone with our 10 millionth Invisalign patient, Gabriela Silva, who recently began treatment with Dr. Eunice Blind, an Invisalign-trained orthodontist in São Paulo, Brazil, one of our fastest growing country markets. It’s remarkable to think about the pace of growth and adoption that we are experiencing worldwide, especially when considering it took 10 years to achieve our one millionth Invisalign patient milestone. Now we are adding one million new Invisalign patients in less than six months. We are grateful to our doctor partners and their patients, and to our 20,000 employees around the world who have helped us reach this milestone.”

Align Technology Announces First Quarter 2021 Results

Financial Summary - First Quarter Fiscal 2021

	Q1'21	Q4'20	Q1'20
Invisalign Case Shipments	595,820	567,950	359,440
GAAP
Net Revenues	$894.8M	$834.5M	$551.0M
Clear Aligner	$753.3M	$700.7M	$481.6M
Imaging Systems and CAD/CAM Services	$141.5M	$133.8M	$69.4M
Net Income	$200.4M	$159.0M	$1,518.1M
Diluted EPS	$2.51	$2.00	$19.21
Non-GAAP
Net Income	$198.4M	$207.7M	$57.9M
Diluted EPS	$2.49	$2.61	$0.73

As of March 31, 2021, Align had $1.1 billion in cash and cash equivalents, compared to $960.8 million as of December 31, 2020. We also have $300 million available under a revolving line of credit. Under our May 2018 Repurchase Program, we have $100 million remaining available for repurchase of our common stock.

Recent Announcements – April 2021:

•	Align announced that over 10 million patients have begun treatment with the Invisalign system – the most advanced clear aligner system in the world – including 2.6 million teenage patients. Align is celebrating 10 million Invisalign smiles with 10 million thanks – donating $10 million to the Align Foundation, a donor-advised fund managed by Fidelity Charitable, to fund organizations that transform smiles and support and educate teens. Align hopes to inspire others to share their smiles using #10MInvisalignSmiles. This is a significant milestone for the company and the Invisalign-trained orthodontists and dentists worldwide who trust Invisalign clear aligners to treat adults, teens, and patients as young as 6 years old. The 10 millionth Invisalign patient milestone reflects accelerating pace of adoption of Invisalign treatment driven by continued global expansion and investments in digital technologies including the iTero intraoral scanner. The 10 millionth Invisalign patient is Gabriela Silva, who recently began treatment with Dr. Eunice Blind, an orthodontist practicing at Clinica Pedroso, in São Paulo, Brazil. Align is also partnering with Por 1 Sorriso, a Brazilian non-governmental organization (NGO) to help create even more smiles in socially vulnerable communities.

Align Technology Announces First Quarter 2021 Results

•	Align Technology and DECA Dental Group announced that they have extended their relationship and have signed a new multi-year agreement for the Invisalign system through early 2025. In addition, DECA Dental Group is extending utilization of the iTero Element 5D imaging system across its affiliated practices in the U.S. This provides DECA Dental doctors and clinical support team members with access to Align’s customized clinical education for the Invisalign system and the iTero Element 5D imaging system to support practices in adopting new workflows for restorative dentistry and for digital orthodontics.
•	Align celebrated the 2 millionth Europe, Middle East and Africa (EMEA) Invisalign System patient milestone in Q4’20 by announcing a consumer campaign featuring Puck, a 15-year-old student from the Netherlands. Since Invisalign treatment allows patients to continue with their lifestyle, including practicing contact sports, Puck can continue doing what she loves – a passion for boxing -- while being treated for a more beautiful smile. She is in treatment with Dr. Lotte Veldhuijzen van Zanten - an Invisalign trained orthodontist based in Zwolle, who prescribed Puck the Invisalign Comprehensive treatment for a deep bite correction. Puck will be featured in our 2 millionth EMEA patient campaign, which will run in the Netherlands and other select markets, and will include promotional activities, doctor communications, social activation, in-practice and digital activities.
•	Align announced plans to open a new manufacturing facility in Poland to address the large and untapped market opportunity in the EMEA region, which represents over 5 million annual orthodontic case starts and more than 150 million EMEA consumers who can potentially benefit from a healthier, beautiful smile. The new Wroclaw plant will be Align’s first in the EMEA region and its third aligner manufacturing plant worldwide, joining Juarez, Mexico and Ziyang, China. The new facility is expected to begin supplying customers in the EMEA region in early 2022. The investment is part of Align’s strategy to bring its operational facilities closer to its customers. Align works directly with doctors - dentists and orthodontists - to provide them with the Invisalign system of clear aligners to prescribe to their patients to straighten their teeth and transform their smiles.
•	Align announced its support to expand access to vaccinations by U.S. dentists. As seen over the last year, managing health care resources during a pandemic or other health crisis is a complex mix of preparation and execution, with access to responsible care being a key consideration. Federal, state, and local public health officials and health care providers have worked to balance access to COVID-19 testing and healthcare while also meeting other health needs – both routine and unexpected – that continue even during a pandemic. As the number of people vaccinated against COVID-19 increases across the U.S., it is important to review and build on lessons learned in order to optimize responsiveness for future events. One of those lessons is the potential value of using networks of existing, trusted, community-level health care providers when rolling out vaccination plans.

Align Technology Announces First Quarter 2021 Results

Q1’21 Announcement Highlights:

Corporate

•	Align announced a partnership with U.S. Ski & Snowboard, making the Invisalign brand the Official Smile of U.S. Ski & Snowboard, the Olympic national governing body of ski and snowboard sports in the U.S. The multi-year, worldwide sponsorship includes development of original Invisalign System branded content across social media channels and for the U.S. Ski & Snowboard website. As part of the agreement, U.S. Ski & Snowboard will launch a program for athletes to join the Invisalign Smile Squad and receive Invisalign treatment and then share their Invisalign treatment experiences on their social media profiles.
•	Align announced the favorable outcome of a binding arbitration for claims asserted against SDC Financial, LLC, SmileDirectClub, LLC, David Katzman, David Katzman Revocable Trust, and David Katzman 2009 Family Trust relating to the valuation of Align’s membership interest in SDC Financial LLC (“SDC”). In the final award, the arbitrator found in favor of Align and against SDC and determined the value of the capital account balance to be $97.6 million, offset by $54.2 million paid over the last two years to Align.
•	Align announced the winner of the 2020 Invisalign Ortho Summit Case Shoot-out, one of Align’s live case presentations during the virtual Summit. Dr. Keith Sellers of Charlotte, North Carolina received the greatest number of attendee votes for his Class II/Class III Invisalign System case presentation. The program features Invisalign treatment outcomes submitted by orthodontists from across North America. Doctors with the best treatment outcomes in each of four theme categories are invited to present their case at the Invisalign Ortho Summit, with the best or favorite overall case presentation determined by audience voting. The theme categories for the 2020 Invisalign Ortho Summit Case Shoot-out were Teen Treatment, Open Bite/Deep Bite Treatment, Invisalign with Mandibular Advancement/Invisalign First Treatment, and Class II/Class III treatment. Voting ran from mid-November 2020 through late January 2021 as part of the first-ever virtual Invisalign Ortho Summit.
•	Align announced a partnership with the six-time NBA Champion Golden State Warriors, making the Invisalign System brand the Official Smile Partner of the Golden State Warriors. As part of the agreement, the Invisalign System brand also became the Official Smile Partner of the Santa Cruz Warriors, Golden State’s G League affiliate team and the Golden Guardians, its esports affiliate. The sponsorship includes an omni-channel activation across TV, digital media, and social and a jersey partnership with the Golden Guardians and the Santa Cruz Warriors.
•	Align established its new global corporate headquarters in Tempe, Arizona, effective January 1, 2021. Align’s San Jose, California campus remains the hub for its global innovation, product, and marketing organization and will become home to its new Digital Innovation Center, currently under construction.

Align Technology Announces First Quarter 2021 Results

Product

•	Align announced the launch of the iTero Element Plus Series next generation of intraoral scanners and imaging systems. The iTero Element Plus Series of new solutions feature advanced technology and capabilities designed to improve the scanning experience, increase practice productivity, and drive higher patient treatment conversion. The new iTero Element Plus Series of intraoral scanners and imaging systems builds on the success of the award-winning iTero Element family of scanners and offers all of the existing orthodontic and restorative digital capabilities doctors have come to rely on — plus faster processing time and advanced visualization capabilities for a seamless scanning experience in a new sleek, ergonomically designed package. Available in both cart and mobile configurations, the iTero Element Plus Series offers increased flexibility and mobility. The mobile configuration makes the power of the iTero Element Plus Series portable with a medical grade, compact mobile scanner solution that delivers the same high-quality images as the cart configuration.
•	Align announced the launch and global commercial availability of Invisalign G8 with SmartForce® Aligner Activation, the latest of Align's biomechanics innovations. Invisalign G8 with SmartForce® Aligner Activation was informed by our foundational biomechanics for clear aligners and database of more than 9 million Invisalign patients to optimize tooth movements and further improve predictability for frequently treated crowding, crossbite, and deep bite cases.

FY 2021 Business Outlook

For 2021, Align provides the following guidance:

•	Net revenues in the range of $3.7 billion to $3.9 billion, up approximately 50% to 58% over full year 2020. Consistent with past years, we expect 2H 2021 revenue to make up more than half of the full year revenue and our 2H revenue to grow year-over-year around the mid-point of our long-term operating model target of 20% to 30%
•	GAAP operating margin in the range of 23.5% to 24.5%
o	Non-GAAP operating margin to be approximately 3 points higher than the GAAP operating margin
•	In addition, during Q2’21 we expect to repurchase $100 million of our common stock through either open market repurchases or an accelerated stock repurchase agreement we intend to enter into on or prior to May 3, 2021. The repurchase is intended to complete the $600 million stock repurchase program announced on May 23, 2018

Align Web Cast and Conference Call

Align will host a conference call today, April 28, 2021, at 4:30 p.m. ET, 1:30 p.m. PT, to review its first quarter 2021 results, discuss future operating trends and the business outlook. The conference call will also be webcast live via the Internet. To access the webcast, go to the "Events & Presentations" section under Company Information on Align's Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio webcast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately one month. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13718065 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on May 12, 2021.

Align Technology Announces First Quarter 2021 Results

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we may provide investors with certain non-GAAP financial measures for gross profit, gross margin, operating expenses, income from operations, operating margin, interest income and other income (expense), net, net income before provision for (benefit from) income taxes, effective tax rate, net income and diluted net income per share, which exclude certain items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges or gains that are included in the most directly comparable GAAP measure. Non-GAAP measures will exclude the effects of stock-based compensation, amortization of acquired intangibles, non-cash deferred tax assets and associated amortization related to the intra-entity transfer of non-inventory assets, acquisition-related costs, and arbitration award gain, and, if applicable, any associated tax impacts.

We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they will be provided to and used by our institutional investors and the analyst community to help them analyze the performance of our business.

There are limitations to using non-GAAP financial measures, though, because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our GAAP financial measures to the comparable Non-GAAP financial measures included in this presentation and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures, please see the table captioned "Unaudited GAAP to Non-GAAP Reconciliation."

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad CAD/CAM software. Align has helped treat over 10.2 million patients with the Invisalign system and is driving the evolution in digital dentistry with the iTero intraoral scanner and exocad CAD/CAM software − modernizing today's practices by enabling enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Align Technology Announces First Quarter 2021 Results

Forward-Looking Statements

This news release, including the tables below, contains forward-looking statements, including quotations from management regarding business and product momentum and growth, our expectations for digital adoption in dentistry and the potential impact of our products in the transition, our intentions regarding stock repurchases and the timing of any repurchases, our marketing activities, our expectations regarding manufacturing expansion in EMEA, our expectations for our new products, features, and accessories and their availability, and statements in the paragraphs under FY 2021 Business Outlook regarding certain business metrics on either or both a GAAP or non-GAAP basis for 2021, including, but not limited to, anticipated net revenues for the year and, in particular, the second half of 2021, operating margin, and in connection with the timing, means and amount of anticipated stock repurchases. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:

•	the impact of the COVID-19 pandemic on the health and safety of our employees, customers, patients, and our suppliers, as well as the physical and economic impacts of the various recommendations, orders, and protocols issued by local and national governmental agencies in light of continual evolution of the pandemic, including any periodic reimplementation of preventative measures in various global locations;
•	difficulties predicting customer and consumer purchasing behavior and changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, and consumer confidence, particularly in light of the pandemic and as pandemic-related restrictions are eased regionally and globally;
•	unexpected or rapid changes in the growth or decline of our domestic and/or international markets;
•	increasing competition from existing and new competitors;
•	rapidly evolving and groundbreaking advances that fundamentally alter the dental industry or the way new and existing customers market and provide products and services to consumers;
•	the ability to protect our intellectual property rights;
•	continued compliance with regulatory requirements;
•	declines in, or the slowing of the growth of, sales of our intra-oral scanners domestically and/or internationally and the impact either would have on the adoption of Invisalign products;
•	the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;
•	the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•	a tougher consumer demand environment in China generally, especially for manufacturers and service providers whose headquarters or primarily operations are not based in China;
•	the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;
•	the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•	the compromise of customer and/or patient data for any reason;
•	the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case;
•	foreign operational, political and other risks relating to our international manufacturing operations; and
•	the loss of key personnel or work stoppages.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 26, 2021. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Announces First Quarter 2021 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020

Net revenues	$894,771	$550,963

Cost of net revenues	217,673	156,607

Gross profit	677,098	394,356

Operating expenses:
Selling, general and administrative	397,115	282,906
Research and development	54,537	41,532
Total operating expenses	451,652	324,438

Income from operations	225,446	69,918

Interest income and other income (expense), net:
Interest income	1,643	1,986
Other income (expense), net	34,532	(18,549)
Total interest income and other income (expense), net	36,175	(16,563)

Net income before provision for (benefit from) income taxes	261,621	53,355

Provision for (benefit from) income taxes	61,245	(1,464,776)

Net income	$200,376	$1,518,131

Net income per share:
Basic	$2.54	$19.32
Diluted	$2.51	$19.21

Shares used in computing net income per share:
Basic	79,000	78,592
Diluted	79,798	79,028

Align Technology Announces First Quarter 2021 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$1,131,698	$960,843
Accounts receivable, net	718,957	657,704
Inventories	150,643	139,237
Prepaid expenses and other current assets	114,257	91,754
Total current assets	2,115,555	1,849,538

Property, plant and equipment, net	763,870	734,721
Operating lease right-of-use assets, net	82,435	82,553
Goodwill	427,561	444,817
Intangible assets, net	120,479	130,072
Deferred tax assets	1,521,922	1,552,831
Other assets	37,960	35,151

Total assets	$5,069,782	$4,829,683

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$124,298	$142,132
Accrued liabilities	406,672	405,582
Deferred revenues	862,872	777,887
Total current liabilities	1,393,842	1,325,601

Income tax payable	109,668	105,748
Operating lease liabilities	63,845	64,445
Other long-term liabilities	108,851	100,024
Total liabilities	1,676,206	1,595,818

Total stockholders' equity	3,393,576	3,233,865

Total liabilities and stockholders' equity	$5,069,782	$4,829,683

Align Technology Announces First Quarter 2021 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$227,187	$9,784

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	4,566	276,211

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(53,435)	(34,733)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(7,487)	(11,007)
Net increase in cash, cash equivalents, and restricted cash	170,831	240,255
Cash, cash equivalents, and restricted cash at beginning of the period	961,474	551,134
Cash, cash equivalents, and restricted cash at end of the period	$1,132,305	$791,389

Align Technology Announces First Quarter 2021 Results

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS

	Q1	Q2	Q3	Q4	Fiscal	Q1
	2020	2020	2020	2020	2020	2021
Invisalign Average Selling Price (ASP):
Comprehensive Products ASP	$1,340	$1,330	$1,245	$1,230	$1,275	$1,265
Non-Comprehensive Products ASP	$1,050	$1,035	$1,005	$1,000	$1,020	$1,030

Number of Invisalign Doctors Cases Were Shipped To:
Americas	32,315	22,165	34,625	38,165	49,615	38,975
International	28,535	25,945	35,380	38,585	52,445	39,630
Total Doctors Cases Shipped To	60,850	48,110	70,005	76,750	102,060	78,605

Invisalign Doctor Utilization Rates*:
North America	6.9	4.8	8.4	8.7	19.8	9.1
North American Orthodontists	18.9	11.0	24.1	25.0	67.3	26.8
North American GP Dentists	3.6	2.5	4.2	4.5	9.6	4.8
International	5.1	4.7	6.4	6.9	14.5	6.8
Total Utilization Rates**	5.9	4.6	7.1	7.4	16.1	7.6

* # of cases shipped / # of doctors to whom cases were shipped.
**LATAM utilization rate is not separately disclosed, but included in the total utilization rates.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1
	2020	2020	2020	2020	2020	2021
Stock-based Compensation (SBC)
SBC included in Gross Profit	$1,347	$891	$1,247	$1,234	$4,719	$1,306
SBC included in Operating Expenses	21,580	24,116	23,982	24,030	93,708	25,935
Total SBC	$22,927	$25,007	$25,229	$25,264	$98,427	$27,241

Align Technology Announces First Quarter 2021 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)

	Three Months Ended March 31,
	2021	2020

GAAP gross profit	$677,098	$394,356
Stock-based compensation	1,306	1,347
Amortization of intangibles (1)	2,175	-
Non-GAAP gross profit	$680,579	$395,703

GAAP gross margin	75.7%	71.6%
Non-GAAP gross margin	76.1%	71.8%

GAAP operating expenses	$451,652	$324,438
Stock-based compensation	(25,935)	(21,580)
Amortization of intangibles (1)	(888)	-
Acquisition related costs (2)	(36)	(1,339)
Non-GAAP operating expenses	$424,793	$301,519

GAAP income from operations	$225,446	$69,918
Stock-based compensation	27,241	22,927
Amortization of intangibles (1)	3,063	-
Acquisition related costs (2)	36	1,339
Non-GAAP income from operations	$255,786	$94,184

GAAP operating margin	25.2%	12.7%
Non-GAAP operating margin	28.6%	17.1%

GAAP interest income and other income (expense), net	$36,175	$(16,563)
Acquisition related costs (2)	-	9,175
Arbitration award gain (3)	(43,403)	-
Non-GAAP interest income and other income (expense), net	$(7,228)	$(7,388)

GAAP net income before provision for (benefit from) income taxes	$261,621	$53,355
Stock-based compensation	27,241	22,927
Amortization of intangibles (1)	3,063	-
Acquisition related costs (2)	36	10,514
Arbitration award gain (3)	(43,403)	-
Non-GAAP net income before provision for (benefit from) income taxes	$248,558	$86,796

GAAP provision for (benefit from) income taxes	$61,245	$(1,464,776)
Tax impact on non-GAAP adjustments	7,155	136
Tax related non-GAAP items (4)	(18,194)	1,493,494
Non-GAAP provision for (benefit from) income taxes	$50,206	$28,854

GAAP effective tax rate	23.4%	(2,745.3)%
Non-GAAP effective tax rate	20.2%	33.2%

GAAP net income	$200,376	$1,518,131
Stock-based compensation	27,241	22,927
Amortization of intangibles (1)	3,063	-
Acquisition related costs (2)	36	10,514
Arbitration award gain (3)	(43,403)	-
Tax impact on non-GAAP adjustments	(7,155)	(136)
Tax related non-GAAP items (4)	18,194	(1,493,494)
Non-GAAP net income	$198,352	$57,942

GAAP diluted net income per share	$2.51	$19.21
Non-GAAP diluted net income per share	$2.49	$0.73

Shares used in computing diluted net income per share	79,798	79,028

Notes:
(1) During Q1'21, we recorded amortization of intangible assets related to our Q2'20 exocad acquisition.
(2) During Q1'21, acquisition costs were for professional fees related to our Q2'20 exocad acquisition. During Q1'20, acquisition costs included third party advisory, legal, tax, accounting, banking, valuation, and other professional or consulting fees and foreign exchange losses related to a forward contract for the purchase commitment related to our Q2'20 exocad acquisition.
(3) During Q1'21, we recorded a $43.4 million gain from the SDC arbitration award regarding the value of Align's capital account balance.
(4) During Q1'21, we recorded our quarterly amortization and certain adjustment to the benefit from the transferred intangible assets of our Swiss entity. During Q1'20, we recorded a one-time net tax benefit for the deferred tax asset and certain costs associated with the intra-entity transfer of certain intellectual property rights and assets to our Swiss subsidiary and related tax impact from the amortization of the transferred intangibles assets.

Refer to "About Non-GAAP Financial Measures" section of press release.

ALIGN TECHNOLOGY, INC.
FY21 OUTLOOK - GAAP TO NON-GAAP RECONCILIATION

	Range
GAAP Operating Margin	23.5%	to	24.5%
Stock-based compensation	3%	-	3%
Amortization of intangibles (1)	0%	-	0%
Non-GAAP operating margin	27%	to	28%

(1) Amortization of intangible assets related to our Q2'20 exocad acquisition.